Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
MATERIAL TECHNOLOGIES, INC.

          The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

          FIRST:  The Board of Directors of Material Technologies, Inc. (the “Corporation”), by Unanimous Written Consent in Lieu of Meeting, dated May 1 2006, approved the following amendment to the Certificate of Incorporation of the Corporation:

          RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “FOUR” so that, as amended, said Article shall be and read as follows:

          “(a)      Classes of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of capital stock which this Corporation has authority to issue is Six Hundred Fifty Million Six Hundred Thousand (650,600,000) shares.  Six Hundred Million (600,000,000) shares shall be designated Common Stock, $0.001 par value per share, Six Hundred Thousand (600,000) shares shall be designated Class B Common Stock, $0.001 par value per share, and Fifty Million (50,000,000) shares shall be designated Preferred Stock, $0.001 par value per share.  The holders of Common Stock shall be entitled to receive such dividends out of the funds or assets of the Corporation legally available therefore as, from time to time, the Board of Directors may declare.  The holders of Class B Common Stock shall not be entitled to receive dividends.  The holders of Common Stock and Class B Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders, with each share of Common Stock entitled to one vote and each share of Class B Common Stock entitled to two thousand (2,000) votes.  In all other respects the Common Stock and Class B Common Stock shall be identical.

          (b)        Preferred Stock.  The Board of Directors is authorized and granted, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by resolution and pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                 1.     The number of shares constituting that series and the distinctive designation of that series;

                 2.     The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                 3.     Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                 4.     Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                 5.     Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                 6.     The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                 7.     Any other relative rights, preferences and limitations of that series.”

          SECOND:  That the foregoing amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in lieu of meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH:  This Certificate of Amendment shall be effective as of June 8, 2006.

          IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 31st day of May, 2006.

                                                                                       By:       /s/ Robert M. Bernstein
                                                                                             Robert M. Bernstein,
                                                                                             Chief Executive Officer